Exhibit 13

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of May 25, 2020 between AdaptHealth Corp., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company (“Stockholder”).

WHEREAS, concurrently with or following the execution of this Agreement, the Company and One Equity Partners VII, L.P., a Delaware limited partnership, a Delaware limited partnership (“Investor”), or will enter, into an Investment Agreement (as the same may be amended from time to time, the “Investment Agreement”), providing for, among other things, an equity financing transaction (the “Financing”); and

WHEREAS, to induce the Company to enter into the Investment Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of Class A common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), beneficially owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto and as to which Stockholder has voting rights (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Investment Agreement.

2.                  Representations of Stockholder. Stockholder represents and warrants to the Company that:

(a)               As of the date hereof, (i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, and (ii) except pursuant hereto and as to the contemplated exchange of some or all of the Original Shares with the Company for shares of preferred stock of the Company (the “Exchange”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares with respect to or otherwise affecting the matters covered herein and there are no voting trusts or voting agreements with respect to the Original Shares with respect to or otherwise affecting the matters covered herein.

(b)               As of the date hereof, Stockholder does not beneficially own any shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock other than the Original Shares as set forth on the signature page of this Agreement and warrants exercisable for Company Common Stock.

(c)               Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws now or hereafter in effect relating to, or affecting generally, the enforcement of creditors' and other obligees' rights, (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought, and (c) where rights to indemnity and contribution thereunder may be limited by applicable Law and public policy.

(d)               None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a material breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Stockholder or to Stockholder’s property or assets.

(e)               No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement, other than any such consents, approvals, authorizations, designations, declarations and filings that have already been obtained or made or filings required under the Exchange Act.

(f)                As of the date hereof, there is no action, suit, or proceeding (whether judicial, arbitral, administrative, or other), or to the knowledge of Stockholder, investigation, pending against, or, to the knowledge of Stockholder, no such action, suit, proceeding or investigation threatened against or affecting, Stockholder that would reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3.                  Agreement to Vote Shares. Stockholder agrees during the term of this Agreement to vote the Shares over which such Stockholder has the right to vote as of the applicable record date, and to cause any of its affiliates that are the holder of record of Shares to vote the Shares over which such affiliate has the right to vote as of the applicable record date: (i) in favor of the removal of the Conversion Restriction (as such term is defined in the Certificate of Designations) (the “Stockholder Approval”), at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; and (ii) against (1) any action, proposal, transaction or agreement which would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement and (2) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the Stockholder Approval, including any change in any manner to the voting rights of any class of shares of the Company (including any amendments to the certificate of incorporation or bylaws of the Company) (provided, however, that the approval of the authorization or issuance of additional shares of capital stock of the Company not otherwise in breach of the restrictions set forth in Section 3.7 of the Investment Agreement shall not be deemed a change in any manner to the voting rights).

4.                  Covenants.

(a)               Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, with respect to the matters covered herein, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with the Company.

(b)               Stockholder agrees that all shares of Company Common Stock that Stockholder purchases or otherwise acquires the right to vote after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

(c)               For the avoidance of doubt, nothing contained in this Section 4 or any other provision of this Agreement shall, or shall be deemed to, prohibit, restrict or limit any transfer or other disposition by the Stockholder of, or any other transactions by the Stockholder in respect of, any of the Shares or any other securities of the Company (including, without limitation, the entry into agreements in respect of, and consummation of, the Exchange).

5.                  Termination. This Agreement shall terminate upon the earliest to occur of (i) the date on which the Stockholder Approval is obtained, and (ii) the date on which the Investment Agreement is terminated in accordance with its terms.

6.                  No Agreement as Director or Officer. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries or as a designator, employer or affiliate of any director or officer of the Company or any of its subsidiaries (if Stockholder’s designee, employee or affiliate holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by any designee, employee or affiliate of Stockholder as such a director or officer, including in exercising rights under the Investment Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict any designee, employee or affiliate of Stockholder from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

7.                  Further Assurances. Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as the Company may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

8.                  Miscellaneous.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

(b)               The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific enforcement of the express terms hereof is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(c)               Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Action or other proceeding arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action or proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth on the signature pages hereto shall be effective service of process for any such Action or proceeding.

(d)               EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(d).

(e)               This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.

(f)                Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)               This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(h)               All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(i)                 The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Investment Agreement is executed and delivered by the Company and the Investor, and the parties hereto agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(j)                 Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 8(j) shall be null and void.

(k)               The provisions of this Agreement are not intended to, and shall not confer, upon the Investor or any other person, other than the parties hereto, any rights or remedies hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ADAPTHEALTH CORP.:

By:	/s/ Luke McGee
Name:	Luke McGee
Title:	Authorized Signatory

STOCKHOLDER:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt IV, L.P., its General Partner

By: J.E. Flynn Capital IV, LLC, its General Partner

By:	/s/ David Clark
Name:	David Clark
Title:	Authorized Signatory

Number of Shares of Company Common Stock Beneficially Owned with Voting Rights as of the Date of this Agreement: 17,179,888

Street Address: 780 Third Avenue, 37th Fl.
City/State/Zip Code: New York, NY 10017

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